As Filed with the Securities and Exchange Commission on July 3, 2018
Registration No. 333-226022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

Greenlight Capital Re, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

65 Market Street, Suite 1207, Camana Bay P.O. Box 31110 Grand Cayman, KY1-1205 Cayman Islands (345) 943-4573
Corporation Service Company 1180 Avenue of the Americas Suite 210 New York, New York 10036 (800) 927-9801
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

________________
Copies To:

Laura Accurso, Esq. Greenlight Capital Re, Ltd. 65 Market Street, Suite 1207, Camana Bay P.O. Box 31110 Grand Cayman, KY1-1205, Cayman Islands (345) 943-4573	Kerry E. Berchem, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-226022) is being filed solely for the purpose of including the delaying amendment language set forth on the cover page hereto. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein. This Amendment No. 1 is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution:
The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are set forth in the following table.

Securities and Exchange Commission Registration Fee (1)	$ 24,900
Accountants’ Fees and Expenses*	*
Legal Fees and Expenses*	*
Miscellaneous Expenses*	*
*
________________________________
* Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of securities are not currently determinable. The estimate of such expenses in connection with securities to be offered and sold pursuant to this registration statement will be included in the applicable prospectus supplement.

(1)    In connection with the registration of the Unsold Securities on the Prior Registration Statement, the registrant previously paid a registration fee of $11,160.00, which will be applied to the $24,900.00 total registration fee, leaving a balance of $13,740.00 to be paid by the registrant.

(2)    The amounts set forth in the table above do not include expenses relating to specific offerings made pursuant to this prospectus.

Item 15. Indemnification of Directors and Officers.
Article 33 of our Third Amended and Restated Memorandum and Articles of Association provides, among other things, that: our directors, officers, secretary, any person appointed to a committee by the Board of Directors, and employees and agents and our liquidator or trustees (if any) who have acted in relation to any of the affairs of our company and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that, this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to such persons.
Article 3 of the Deed of Indemnity by and between us and each indemnitee provides contractual indemnification for such indemnitee meant to supplement that indemnification found in the Articles. The Deed of Indemnity provides that we will indemnify and hold harmless any Indemnitee to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under this Deed, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The Deed of Indemnity further provides that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.
Article 4 provides that we will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the Deed.
Article 5 of the Deed of Indemnity provides that to the fullest extent permitted by law, if the indemnification provided for in the Deed is unavailable to the indemnitee for any reason whatsoever, we, in lieu of the indemnifying indemnitee, will contribute the amount of expenses or losses incurred or paid by the indemnitee in connection with any proceeding in proportion to the relative benefits received by us and all of our officers, directors, and employees other than the indemnitee who are or would be jointly liable with the indemnitee, on the one hand, and indemnitee, on the other hand, from the transaction from which such proceeding arose; provided, however, that the proportion determined on the basis or relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of us and all of our officers, directors, and employees other than the indemnitee who are jointly liable with the indemnitee, on the one hand, and the indemnitee, on the other hand, in connection with the events that resulted in such expenses and losses, as well as any other equitable considerations which applicable law may require to be considered.
Any underwriting agreement that Greenlight Capital Re, Ltd. may enter into in connection with an offering of securities pursuant to this registration statement may include provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Greenlight Capital Re, Ltd. against certain liabilities under the Securities Act of 1933, as amended.
The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities, which includes coverage for liability under the federal securities laws.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits:
A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.
(b)     Financial Statement Schedules:
All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Greenlight Capital Re, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Grand Cayman, Cayman Islands, on this 3rd day of July, 2018.

GREENLIGHT CAPITAL RE, LTD.
By: /s/ Simon Burton
Name: Simon Burton Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Simon Burton	Chief Executive Officer and Director	July 3, 2018
Simon Burton	(Principal executive officer)

By: /s/ Tim Courtis Tim Courtis	Chief Financial Officer (Principal financial and accounting officer)	July 3, 2018

By: * David Einhorn	Chairman of the Board	July 3, 2018

By: *	Director	July 3, 2018
Alan Brooks

By: *	Director	July 3, 2018
Leonard Goldberg

By: *	Director	July 3, 2018
Ian Isaacs

By: *	Director	July 3, 2018
Frank D. Lackner

By: *	Director	July 3, 2018
Bryan Murphy

By: *	Director	July 3, 2018
Joseph P. Platt

By: *	Director	July 3, 2018
Hope Taitz

By: * David Einhorn	Authorized Representative in the United States	July 3, 2018

* By: /s/ Tim Courtis Tim Courtis Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
1.1**	Form of Underwriting Agreement.
3.1	Third Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed August 7, 2008).
3.2**	Form of Certificate of Designation, Preferences and Rights relating to preferred shares.
4.1	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 4 to the Company’s Form S-1 (File No. 333-139993) filed May 9, 2007).
4.2
Form of Senior Debt Indenture between Greenlight Capital Re, Ltd. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement No. 333-182300 filed on June 22, 2012)

4.3
Form of Subordinated Debt Indenture between Greenlight Capital Re, Ltd. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement No. 333-182300 filed on June 22, 2012)

4.4**	Form of Deposit Agreement, including the form of depositary receipt.
4.5(a)**	Form of Warrant Agreement for warrants sold alone, including the form of Warrant Certificate.
4.5(b)**	Form of Warrant Agreement for warrants attached to securities, including the form of Warrant Certificate.
4.6**	Form of Warrant for Class A ordinary shares.
4.7**	Form of Share Purchase Agreement.
4.8
Shareholders’ Agreement, dated August 11, 2004, by and among the Registrant and each of the subscribers (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement No. 333-139993 filed on January 16, 2007).

4.9
Amendment No. 1 to Shareholders’ Agreement, dated June 29, 2018, by and between the Registrant and David Einhorn (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 29, 2018).

4.10
Share Purchase Option, dated August 11, 2004, by and between the Registrant and First International Capital Holdings, Ltd. (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement No. 333-139993 filed on January 16, 2007).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
5.2*	Opinion of Walkers.
8.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to certain tax matters.
8.2*	Opinion of Walkers as to certain tax matters.
12.1
Statement re: Computation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends (incorporated by reference to Exhibit 21.1 of the Company’s Form 10-Q No. 001-33493 filed on April 30, 2018).

23.1*	Consent of BDO USA, LLP.
23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.3*	Consent of Walkers (included in Exhibit 5.2).
24.1*	Powers of Attorney of officers and directors (included on the signature page of the Registration Statement).
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Computershare Trust Company, N.A. under the Senior Debt Indenture and Subordinated Debt Indenture (incorporated by reference to Exhibit 25.1 of the Company’s Registration Statement No. 333-182300 filed on June 22, 2012)

99.1*	Form F-N.
* Previously filed.

**
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement, a prospectus supplement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.